UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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UNITED SECURITY BANCSHARES, INC.

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N/A

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TO OUR SHAREHOLDERS:

We will hold the 2011 Annual Meeting of Shareholders of United Security Bancshares, Inc. (“Bancshares”) on Tuesday, August 9, 2011, at 2:00 p.m., local time, at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784. The meeting was rescheduled from May 2011 in order to provide time for our shareholders to review Bancshares’ amended and restated financial information for the year ended December 31, 2010.

Included herein are a notice of the meeting, a proxy statement, a proxy and Amendment No. 1 to Bancshares’ Annual Report on Form 10-K, which contains amended and restated financial information for the year ended December 31, 2010. We expect to provide more details regarding the amended and restated 2010 financial information at the meeting. We also plan to provide an update on our financial results for the first part of 2011.

We hope that you will study the enclosed materials carefully and attend the meeting in person. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy and return it by facsimile (334) 636-9606 or by mail in the accompanying envelope as promptly as possible. You may revoke the proxy by voting in person at the meeting, by signing and delivering a later-dated proxy or by giving written notice of revocation to the Secretary of Bancshares at any time before the proxy is voted. Note that any proxies provided in connection with the meeting as previously scheduled in May 2011 are no longer in effect.

Sincerely,

Hardie B. Kimbrough

Chairperson of the Board

July 11, 2011

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on

August 9, 2011

TO THE SHAREHOLDERS OF UNITED SECURITY BANCSHARES, INC.:

United Security Bancshares, Inc. (“Bancshares”) will hold its 2011 Annual Meeting of Shareholders (the “Annual Meeting”) at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784, on Tuesday, August 9, 2011, at 2:00 p.m., local time, for the following purposes:

(1)	to elect twelve (12) directors of Bancshares to serve for the ensuing year;

(2)	to ratify the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2011;

(3)	to hold a non-binding advisory vote on the compensation of our named executive officers;

(4)	to hold a non-binding advisory vote on the frequency of future executive compensation advisory votes (every one, two or three years); and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of such meeting.

The Board of Directors has fixed the close of business on June 22, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

A complete list of the shareholders of Bancshares will be available and open for examination by any shareholder of Bancshares during ordinary business hours beginning two business days after the mailing of this notice of the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. Information on how to obtain directions to be able to attend the Annual Meeting and vote in person can be found at the following website: http://www.cfpproxy.com/4328. Whether or not you plan to attend the Annual Meeting in person, you are requested to complete, sign and date the enclosed proxy and send it promptly by facsimile (334) 636-9606 or mail in the envelope provided for this purpose. The proxy may be revoked by voting in person at the Annual Meeting, by signing and delivering a later-dated proxy or by giving written notice of revocation to the undersigned Secretary of Bancshares at any time prior to the voting thereof.

By Order of the Board of Directors,

Beverly J. Dozier

Secretary

Thomasville, Alabama

July 11, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 9, 2011: BANCSHARES’ PROXY STATEMENT AND AMENDED AND RESTATED 2010 ANNUAL REPORT ARE AVAILABLE AT http://www.cfpproxy.com/4328.

PROXY STATEMENT

i

UNITED SECURITY BANCSHARES, INC.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

PROXY STATEMENT

FOR THE

2011 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 9, 2011

INTRODUCTION

This Proxy Statement is furnished on or about July 11, 2011 by United Security Bancshares, Inc. (“Bancshares”) to the holders of common stock of Bancshares in connection with the 2011 Annual Meeting of Shareholders, and any adjournments or postponements thereof, to be held on Tuesday, August 9, 2011, at 2:00 p.m., local time, at Alabama Southern Community College, 30755 Highway 43 South, Thomasville, Alabama 36784 (the “Annual Meeting”). The matters to be considered and acted upon are:

(1)	the election of twelve (12) directors of Bancshares;

(2)	the ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2011;

(3)	a non-binding advisory vote on the compensation of our named executive officers;

(4)	a non-binding advisory vote on the frequency of future executive compensation advisory votes (every one, two or three years); and

(5)	the transaction of such other business as may properly come before the Annual Meeting.

The Board of Directors of Bancshares is soliciting the proxy, which is revocable at any time before it is voted. You may revoke the proxy by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary of Bancshares or by signing and delivering a later-dated proxy. We must, however, actually receive the written notice or later-dated proxy before the vote of the shareholders. We will vote all properly executed proxies delivered pursuant to this solicitation at the Annual Meeting and in accordance with instructions given, if any. If no instructions are given, we will vote the proxies as recommended by the Board – FOR Proposals 1, 2 and 3 and the option of an annual non-binding advisory vote on the compensation of our named executive officers (Proposal 4) – and in accordance with the instructions of management as to any other matters that may come before the Annual Meeting.

Bancshares will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone, facsimile and electronic communication. Banks, brokers, nominees or fiduciaries will forward the proxy materials to their principals and obtain authorization for the execution of proxies. Bancshares will, upon request, reimburse banks, brokers, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

Shareholders Eligible to Vote

We are sending this Proxy Statement to shareholders of record as of the close of business on June 22, 2011. Only shareholders as of this date are eligible to vote at the Annual Meeting. At the close of business on June 22, 2011, there were 6,031,792 shares of the common stock of Bancshares, par value $0.01 per share, outstanding. Each shareholder is entitled to one vote in person or by proxy for each share of common stock held on all matters properly to come before the Annual Meeting.

Information About a Quorum

At the Annual Meeting, the presence of a majority of the outstanding shares of Bancshares’ common stock entitled to vote, represented in person or by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present, or if the Chairperson of the Annual Meeting decides that more time is necessary for the solicitation of proxies, the Chairperson may adjourn the Annual Meeting, with or without shareholder vote. Alternatively, if there is a shareholder vote to adjourn the Annual Meeting based on the absence of a quorum, and in accordance with Bancshares’ Bylaws, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

Vote Required to Approve Proposals

Assuming the presence of a quorum, the directors of Bancshares will be elected by a plurality of the shares cast at the Annual Meeting – in other words, the director nominees receiving the most votes will be elected (Proposal 1). The ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2011 (Proposal 2) will require the affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. Proposals 3 and 4 are non-binding advisory votes regarding executive compensation. Proposal 3 (advisory vote on executive compensation) will require for adoption the affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. Although there is no voting standard directly applicable to Proposal 4 (advisory vote on frequency of say-on-pay vote), the option of “every year,” “every two years” or “every three years” that receives the highest number of votes cast will be considered the frequency that has been approved by the shareholders on an advisory basis.

Following the Annual Meeting, we will file a Form 8-K with the Securities and Exchange Commission to disclose the results of voting on each proposal, as required by applicable rules.

Abstentions

A shareholder may abstain or withhold his or her vote (collectively, “abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but will be counted as not voting on any proposal brought before the Annual Meeting. Since the election of directors (Proposal 1) is determined by the votes cast at the Annual Meeting, abstentions will not affect the outcome of this matter. An abstention as to the ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2011 (Proposal 2) and as to the advisory vote on executive compensation (Proposal 3) will have the same effect as voting against these proposals, given that the outcome of each proposal is determined by shares represented at the Annual Meeting and entitled to vote on the matter. Abstentions will not affect the outcome of the advisory vote on the frequency of the say-on-pay vote (Proposal 4).

Voti ng Shares Held in “Street Name”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you hold your shares in “street name,” it is critical that you return the voting instruction card if you want your votes to count in the election of directors (Proposal 1) and with respect to the non-binding advisory votes regarding executive compensation (Proposals 3 and 4).

In the past, if you held your shares in “street name,” and you did not indicate how you wanted your shares to be voted in the election of directors, your broker, bank or nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Regulatory changes, effective January 1, 2010, have taken away the ability of your broker, bank or nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Similarly, if you do not direct your broker, bank or nominee as to how to vote with respect to the executive compensation matters (Proposals 3 and 4), your broker, bank or nominee may not vote on these matters. Therefore, if you hold your shares in “street name” and do not instruct your bank, broker or nominee on how to vote in the election of directors or with respect to the executive compensation matters, your shares will not be voted for any director nominee, the executive compensation matters or on any other proposal on which your broker does not have discretionary authority (resulting in a “broker non-vote”).

Broker non-votes are counted for general quorum purposes but are not deemed to be present with respect to any matter for which a broker does not have discretionary authority to vote. Broker non-votes will not be counted for purposes of the election of directors (Proposal 1) but will have no effect on the outcome of the election of directors based on the plurality voting standard. Broker non-votes will not be taken into account in determining the outcome of the non-binding advisory votes regarding executive compensation (Proposals 3 and 4). Your bank, broker or nominee will continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ended December 31, 2011 (Proposal 2); there should be no broker non-votes with respect to this item.

PROPOSAL 1

ELECTION OF DIRECTORS

Bancshares’ Bylaws provide that the Board of Directors shall consist of not less than three (3) and not more than twenty-five (25) directors, and, if a number is not fixed by the Board of Directors, the Bylaws state that there shall be sixteen (16) directors. James C. Stanley is ineligible to stand for re-election to the Board of Directors based on the director age limit set forth in Bancshares’ Bylaws. R. Terry Phillips resigned from the Board of Directors, effective June 30, 2011, and will not stand for re-election. At a meeting on February 17, 2011, the Board of Directors approved a reduction in the size of the Board of Directors from fourteen (14) persons to thirteen (13) persons, effective as of the conclusion of the Annual Meeting. On June 30, 2011, the Board of Directors approved a further reduction in the size of the Board of Directors to twelve (12) persons. The Nominating, Executive and Corporate Governance Committee and the current Board of Directors believe that a Board of Directors of twelve (12) persons is practical and efficient at this point in time.

Based on the nomination by the Nominating, Executive and Corporate Governance Committee, the Board of Directors recommends that the shareholders elect the twelve (12) director-nominees named below to hold office until the 2012 Annual Meeting of Shareholders of Bancshares or until their successors are elected and qualified. All of the nominees currently serve as directors. Unless “Withhold” or “For All Except” is noted as to all or some of the nominees, proxies will be voted at the Annual Meeting FOR the election of twelve (12) nominees to the Board of Directors. Shareholders may not vote for a greater number of persons than the number of nominees named. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWELVE (12) NOMINEES.

While we know of no reason why any nominee would be unable to serve as a director, if, before the voting at the Annual Meeting, any person to be elected a director is unable to serve, the shares that would otherwise be voted for such person may be voted for the election of such substitute person as the Board of Directors may recommend.

The following provides certain biographical information about the individuals who have been nominated for election as directors of Bancshares. Each of the nominees currently serves as a director of Bancshares. The biographical information for each of the nominees below contains a description of the individual’s service as a director, business experience, director positions held currently or at any time during the last five years, if applicable, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills that caused the Board of Directors to determine that the individual should serve as a director. The stock ownership with respect to each nominee is set forth in the table entitled “Security Ownership of Certain Beneficial Owners and Management” that appears in this Proxy Statement on page 30.

After the election of Bancshares’ directors at the Annual Meeting, Bancshares, as the sole shareholder of First United Security Bank (“First United Security”), Bancshares’ banking subsidiary, intends to elect all of the directors of Bancshares as directors of First United Security. Mr. Kimbrough is currently the Chairperson of the Board of Bancshares and the Chairperson of the Board of First United Security.

Information regarding the executive officers of Bancshares who are not directors is also provided.

Information About Director-Nominees

Dan R. Barlow Director since 1997 Age 69

Mr. Barlow, now retired, served as Assistant Vice President of Bancshares and as Executive Vice President, City President of First United Security from 1997, upon the merger of First Bank & Trust with and into First United Security in 1997 (the “FB&T Merger”), until his retirement on December 31, 2006. Mr. Barlow became a director of Bancshares pursuant to the terms of the FB&T Merger.

During Mr. Barlow’s 30-year career in banking and financial services, he has served in numerous capacities and leadership roles. The Board of Directors believes that Mr. Barlow’s extensive leadership experience and banking expertise add valuable insight to the Board of Directors.

Andrew C. Bearden, Jr. Director since 2009 Age 64

Mr. Bearden practices as a Certified Public Accountant at Andrew C. Bearden, Jr. CPA in Thomasville, Alabama. Mr. Bearden served Peoples BancTrust Co., Inc. in Selma, Alabama as Chief Financial Officer, Executive Vice President from January 1997 until January 2007 and as Chief Operating Officer, Executive Vice President from January 2007 until October 2007. Mr. Bearden also served as an officer of BankTrust in Mobile, Alabama in the role of Chief Operating Officer, Executive Vice President from October 2007 until February 2009.

Mr. Bearden’s extensive prior experience in the banking industry, specifically his experience and leadership roles with two public companies, as well as his accounting background and current accounting practice, give him a wide range of accounting, financial, capital markets, risk assessment and other executive management experience and skills, all of which provide valuable insight and expertise to the Board of Directors.

Linda H. Breedlove Director since 1997 Age 67

Ms. Breedlove serves as a part-time writer and proofer for The South Alabamian, Inc., a newspaper publishing company. She also performs certain bookkeeping functions for The South Alabamian, Inc. and The Thomasville Times. She served as Publisher/Editor of The South Alabamian, Inc. for 29 years until January 2003. Ms. Breedlove was employed with Breedlove Office Supply and Printing from January 2003 until April 2004.

The Board of Directors believes that Ms. Breedlove’s business and management experience gained from her long career in newspaper publishing, as well as her local community and civic leadership roles and involvement and knowledge of the local market, all make her a valuable contributor to the Board of Directors.

Gerald P. Corgill Director since 1985 Age 69

Mr. Corgill has served as President of Dozier Hardware Company, Inc., a hardware and building supply company, including a gift shop, in Thomasville, Alabama since 1982.

The Board of Directors believes that Mr. Corgill’s skills and business experience, as well as the various operational and leadership roles in which he has served his business, all provide him with a wide range of knowledge on topics important to business, which knowledge contributes greatly to the composition of the Board of Directors.

Wayne C. Curtis Director since 2000 Age 71

Dr. Curtis has served as a private consultant to banks and bank boards since 1999 and currently serves as Professor Emeritus of Banking at Troy State University. He served part-time from 1999 through 2003 as the Director of Education and Regulatory Affairs with the Community Bankers Association of Alabama and served as the Assistant Superintendent and Superintendent of Banks in the Alabama State Banking Department from 1995 through 1999.

The significant experience of Dr. Curtis in banking, gained through his numerous years in regulatory, teaching and consulting positions, provides him with valuable knowledge and understanding of the financial services industry and the business of Bancshares and First United Security, which contribute greatly to the Board of Directors.

John C. Gordon Director since 1997 Age 53

Mr. Gordon has been self-employed, performing forestry, timberland and investment services for Forest Services, Inc. (land management) since 1994 and for SS&J Land Co., Inc. since 1998. Mr. Gordon serves as president of both entities.

Mr. Gordon’s business management, investment and risk assessment skills obtained from his leadership of these companies and his experience in the forestry business are all valuable to the Board of Directors.

William G. Harrison Director since 1976 Age 65

Mr. Harrison served as Timber Settlements and Records Manager for Linden Lumber Company (sawmill) from 1999 until his retirement in 2008. For approximately 20 years prior to his position at Linden Lumber Company, Mr. Harrison was the Chief Executive Officer and sole owner of Bedsole Dry Goods, a department store chain consisting of department stores and variety stores.

The Board of Directors believes that Mr. Harrison’s extensive business experience, specifically his understanding of accounts management and credit and collection risk, contributes greatly to the composition of the Board of Directors.

Hardie B. Kimbrough Director since 1986 Age 73

Mr. Kimbrough is currently Of Counsel with the Gilmore Law Firm. Mr. Kimbrough served as Presiding Circuit Judge for the First Judicial Circuit of the State of Alabama from 1977 until his retirement in 1995.

Through his years of experience as a lawyer and member of the judiciary, Mr. Kimbrough gained extensive knowledge of the communities served by Bancshares and First United Security and the economies of those communities, which has provided Mr. Kimbrough with valuable risk and creditworthiness assessment skills. Mr. Kimbrough has also undergone extensive training in bank management and leadership in his role as Chairperson of the Board. The Board of Directors believes that all of this experience, in addition to Mr. Kimbrough’s understanding and knowledge of Bancshares and First United Security gained from his years of service to these institutions, contributes greatly to the composition of the Board of Directors.

J. Lee McPhearson Director since 2009 Age 57

Mr. McPhearson is an attorney, currently practicing in Butler, Alabama. Mr. McPhearson also serves as County Attorney for Choctaw County, Alabama. From 1995 until 2002, Mr. McPhearson served as Circuit Judge for the First Judicial Circuit of the State of Alabama and previously served from 1981 until 1987 as District Attorney for the First Judicial Circuit. Mr. McPhearson is currently actively involved in timber and real estate enterprises.

Mr. McPhearson’s legal experience as a practitioner, which involved some representation and advising of business entities, as well as his knowledge and understanding of the communities served by Bancshares and First United Security gained through his time on the bench, all contribute greatly to the Board of Directors. Additionally, Mr. McPhearson’s business experience provides valuable insight to the Board of Directors regarding land and timber valuations and market conditions, which are important to the business of Bancshares and First United Security.

Jack W. Meigs Director since 1997 Age 53

Mr. Meigs has served as Circuit Judge for the Fourth Judicial Circuit of the State of Alabama since 1991.

The Board of Directors believes that Mr. Meigs’ extensive legal experience in the local area, both as a practitioner and as a judge, provides him with a wide range of management skills and knowledge on topics important to business, which contribute greatly to the composition of the Board of Directors.

Howard M. Whitted Director since 1985 Age 66

Mr. Whitted was a forester for Weyerhaeuser Company, a forest products and container board manufacturer, from 1968 until his retirement in 2006. Mr. Whitted is currently a forester and manager for Whitted Family Holdings.

The Board of Directors believes that Mr. Whitted’s general business experience and specifically his experience in the real estate and forestry industry provide valuable insight to the Board of Directors regarding land and timber valuations and market conditions, which are important to the business of Bancshares and First United Security.

Bruce N. Wilson Director since 1997 Age 56

Mr. Wilson is a senior partner in the law firm of Wilson & Drinkard where he has worked since 1993.

Through his law practice, Mr. Wilson has represented and continues to represent business and corporate clients throughout all phases of their operations. He counsels clients on various real estate, industrial and economic development and budgetary and auditing issues. The Board of Directors believes that Mr. Wilson’s experience and understanding of these issues enable him to provide valuable insight to the Board of Directors.

Director Not Standing for Re-election

James C. Stanley Director since 1978 Age 75	Dr. Stanley practiced dentistry until his retirement in 1997. Dr. Stanley served as a director of Bancshares from 1978 through May 9, 2006 and was appointed to fill a vacancy on the Board on May 18, 2006. Dr. Stanley recently turned 75 and is, therefore, ineligible to stand for re-election to the Board of Directors.

Information About Executive Officers Who Are Not Also Directors

Eric H. Mabowitz Age 52	Mr. Mabowitz currently serves as Executive Vice President, Senior Lender, Branch Administrator and Director of Community Lending of First United Security. Prior to this position, Mr. Mabowitz served as Executive Vice President, Chief Credit Officer, beginning in March 2008 when he joined First United Security. Prior to his employment with First United Security, Mr. Mabowitz served as President and Chief Operating Officer of Premier Bank of the South in Cullman, Alabama from June 2007 until March 2008; as Executive Vice President, Administration for First Community Bank in Chatom, Alabama from September 2006 until June 2007; and as Executive Vice President, Chief Credit Officer for First Community Bank in Chatom, Alabama from July 2001 until September 2006.

J. Daniel Matheson, III Age 53	Mr. Matheson has served as Investment Officer of Bancshares since May 2001 and as Senior Vice President, Investment Officer of First United Security since 1996. Mr. Matheson serves as Senior Vice President of Synovus Securities and is the owner and President of R2Metrics, Inc., a provider of investment and asset and liability management software, analytics, and consulting services for banks, which was owned by First United Security until January 1, 2009.

Craig B. Nelson Age 54	Mr. Nelson has served as Executive Vice President, Chief Credit Officer, since joining First United Security in January 2011. Prior to his employment with First United Security, Mr. Nelson has served as Managing Member of CBN Financial Group LLC (beginning in May 2010); as Senior Vice President, Regional Credit Officer for M&F Bank (from February 2006 until May 2010); and in various capacities with M&F Bank’s predecessor bank, First National Bank of Shelby County, including President, Chief Credit Officer and member of the Board of Directors (from June 2004 until February 2006).

Robert Steen Age 62	Mr. Steen has served as Vice President, Treasurer and Assistant Secretary of Bancshares since 2009, previously serving as Assistant Treasurer since 1997 and Assistant Vice President since 2000. Mr. Steen has been designated as the Principal Financial Officer (now Chief Financial Officer) and Principal Accounting Officer of Bancshares since 2003. Mr. Steen has served as Executive Vice President, Chief Financial Officer of First United Security since 1997, upon the FB&T Merger.

CORPORATE GOVERNANCE

Bancshares is committed to having sound corporate governance principles. Operating in accordance with such principles is essential to running Bancshares’ business effectively and to maintaining Bancshares’ integrity in the marketplace. Bancshares’ Board has adopted a Code of Business Conduct and Ethics that sets forth basic principles to guide Bancshares’ and First United Security’s employees, including the Chief Executive Officer, the Chief Financial Officer and other senior executive officers, in their conduct and compliance with applicable laws and governance principles. A copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics is filed as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2003. Additionally, Bancshares will furnish any person without charge, upon written request, a copy of the United Security Bancshares, Inc. Code of Business Conduct and Ethics.

The following is a summary of Bancshares’ Board independence standards, the Board and committee structure, the director nomination process and the procedures for shareholders to follow to communicate with the Board of Directors.

Director Independence

The Nasdaq Stock Market, LLC, the exchange on which Bancshares’ common stock is listed, requires that a majority of the Bancshares’ Board members be independent. Accordingly, because the Board of Directors currently has thirteen (13) members, at least seven (7) of the directors must be independent; after the Annual Meeting, at least seven (7) of the twelve (12) directors must be independent. In accordance with Nasdaq’s listing standards, a director is not considered to be independent unless the Board determines that the director has no relationship with Bancshares or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or any of its subsidiaries) that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee, Compensation Committee and Nominating, Executive and Corporate Governance Committee also must meet the independence tests in the applicable Nasdaq listing standards and the federal securities laws.

The Board has determined that none of the directors standing for re-election has any material relationship with Bancshares or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Bancshares or any of its subsidiaries) that would interfere with the exercise of independent judgment in carrying out his or her responsibilities. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and Bancshares and its subsidiaries. The purpose of this review was to determine whether any such transactions or relationships were material and possibly inconsistent with a determination that the director was independent.

During the review of directors’ independence determinations, the Board of Directors specifically considered the relationships between Bancshares and Wilson & Drinkard, of which Mr. Wilson is a senior partner, and between Bancshares and the Gilmore Law Firm, of which Mr. Kimbrough is Of Counsel. Both Wilson & Drinkard and the Gilmore Law Firm are law firms that historically have provided legal services to Bancshares and its subsidiaries. Bancshares’ fee arrangements with Wilson & Drinkard and the Gilmore Law Firm are negotiated on the same basis and are subject to the same terms and conditions as arrangements with other outside legal counsel for similar types of legal work. During 2010, Bancshares made no payments for legal services to Wilson & Drinkard and paid approximately $173,486 in legal fees to the Gilmore Law Firm; however, based on his Of Counsel arrangement with the Gilmore Law Firm, Mr. Kimbrough did not directly receive any income, benefits or compensation from these payments. Based on this review, the Board concluded that Bancshares’ relationships with Wilson & Drinkard and the Gilmore Law Firm do not interfere with either Mr. Wilson’s or Mr. Kimbrough’s exercise of independent judgment in carrying out the responsibilities of a director.

Company Leadership Structure

The business of Bancshares is managed under the direction of the Board of Directors, which is elected by our shareholders. The basic responsibility of the Board is to lead Bancshares by exercising its business judgment to act in what each director reasonably believes to be the best interests of Bancshares and its shareholders. Leadership is important to facilitate the Board in acting effectively as a working group so that Bancshares and its performance may benefit. The role of the Chairperson includes providing continuous feedback on the direction, performance and strategy of Bancshares, presiding over meetings of the Board, setting the Board’s agenda with management and leading the Board in anticipating and responding to risks faced by Bancshares.

The roles of Chief Executive Officer and Chairperson of the Board have been separated since Bancshares’ initial public offering. While the Board believes that the Chief Executive Officer should be a member of the Board, the Board considers it to be advantageous to independence, oversight and objectivity to have a separate, independent board member to serve as Chairperson. The Board may reconsider this leadership structure from time to time based on then-current considerations.

Risk Oversight

General oversight of Bancshares’ risk management process is the responsibility of the Audit Committee of the Board of Directors.

Bancshares is exposed to a number of risks and regularly undertakes a review to identify and evaluate these risks and develop plans to manage them effectively. While the Chief Executive Officer has overall responsibility for risk assessment, management and prioritization, the Board has an active role in the risk oversight process.

The Board regularly reviews information regarding Bancshares’ financial, credit, liquidity, operational, legal, regulatory, compliance, reputational and strategic risks based on reports from management, including the Chief Executive Officer and Chief Financial Officer. Although the full Board is ultimately involved in the risk oversight process, information regarding certain risks is reviewed first by the committees of the Board, when a particular risk falls within the purview of a particular committee. For example, the Compensation Committee of the Board oversees the management of risks relating to Bancshares’ compensation policies and practices, including executive compensation. The Nominating, Executive and Corporate Governance Committee oversees risks associated with the independence of the members of the Board and potential conflicts of interest. The Audit Committee oversees the management of financial risks (including risks required to be monitored under the Sarbanes-Oxley Act). The conclusions of each Board committee are brought to the attention of all Board members at the regularly scheduled meetings of the Board. This enables the Board and its committees to coordinate the risk oversight role.

Bo ard Structure and Committees

The Board of Directors of Bancshares conducts its business through meetings of the board and committees. During 2010, the Board of Directors of Bancshares met thirteen times. All of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

Directors are encouraged but not required to attend the annual meetings of shareholders. All of the current directors attended Bancshares’ 2010 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee assists the Board with its oversight responsibilities with respect to the financial reports and other financial information provided by Bancshares to its shareholders and others, Bancshares’ financial policies and procedures and disclosure controls and procedures, Bancshares’ system of internal controls and Bancshares’ auditing, accounting and financial reporting processes. The Audit Committee operates under a written charter that was last updated by the Board of Directors in March 2010, a copy of which is posted on First United Security’s website at http://www.firstusbank.com under the tabs “About Us” – “Investor Relations.” The Audit Committee met eleven times during 2010. The Audit Committee Report appears in this Proxy Statement on page 33.

Certain Nasdaq listing standards and the federal securities laws require that at least one member of the Audit Committee has an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, experience preparing, auditing, analyzing or evaluating financial statements, or experience actively supervising one or more persons engaged in such activities, an understanding of internal control over financial reporting and an understanding of audit committee functions. The Board has determined that Wayne C. Curtis, Chairperson of the Audit Committee, and Andrew C. Bearden, Jr. both have the requisite attributes of an “audit committee financial expert.” Dr. Curtis acquired such attributes through his experience as the chief executive officer of a commercial bank (which involved supervising the accountant/controller of such bank), in addition to other relevant education and experience, including serving as the Director of Education and Regulatory Affairs with the Community Bankers Association of Alabama and serving as the Assistant Superintendent and Superintendent of Banks in the Alabama State Banking Department. Mr. Bearden acquired such attributes through his experience as a certified public accountant and through his supervision as chief financial officer of the financial reporting and compliance of a publicly traded financial institution.

The members of the Audit Committee are Wayne C. Curtis, Chairperson, Andrew C. Bearden, Jr., Hardie B. Kimbrough, William G. Harrison and Jack W. Meigs. The Board has carefully evaluated the backgrounds of the members of the Audit Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Audit Committee’s charter.

Compensation Committee

The Compensation Committee assists the Board in overseeing and determining executive compensation. Among other responsibilities, the Compensation Committee reviews, recommends and approves salaries and other compensation of Bancshares’ and First United Security’s executive officers and administers Bancshares’ equity compensation plans. The Chief Executive Officer has historically assisted the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but has not participated in determining his own compensation. The Compensation Committee operates under a written charter that was last updated by the Board of Directors in 2006, a copy of which is posted on First United Security’s website at http://www.firstusbank.com under the tabs “About Us” – “Investor Relations.” The Compensation Committee met six times in 2010. The Compensation Committee Report appears in this Proxy Statement on page 20.

The scope of the Compensation Committee’s authority is limited to the responsibilities that are set forth in its charter. In fulfilling its responsibilities, the Compensation Committee may delegate its authority to subcommittees to the extent permitted by applicable law. The charter further provides the Compensation Committee with the authority to engage independent consultants and legal advisers when determined to be necessary or appropriate in fulfilling its responsibilities. The Compensation Committee has sole authority to retain and terminate any such consultant or legal adviser, including sole authority to approve the fees and other retention terms.

The Compensation Committee has reviewed Bancshares’ compensation programs, plans and practices for all of its employees as they relate to risk management and risk-taking initiatives to ascertain if they serve to encourage or incent risks that are “reasonably likely to have a material adverse effect” on Bancshares. As a result of this process, the Compensation Committee concluded and informed the Board that, based on the company’s current compensation programs, plans and practices, there are no such risks.

The members of the Compensation Committee are J. Lee McPhearson, Chairperson, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. The Board has carefully evaluated the backgrounds of the members of the Compensation Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the Compensation Committee’s charter.

Nominating, Executive and Corporate Governance Committee

Among other responsibilities, the Nominating, Executive and Corporate Governance Committee reviews and recommends the selection of directors and members of committees of the Board and reviews and establishes the governance practices of Bancshares. The Nominating, Executive and Corporate Governance Committee operates under a written charter that was adopted by the Board of Directors in 2004, a copy of which is posted on First United Security’s website at http://www.firstusbank.com under the tabs “About Us” – “Investor Relations.” The Nominating, Executive and Corporate Governance Committee met five times in 2010.

The members of the Nominating, Executive and Corporate Governance Committee are Hardie B. Kimbrough, Chairperson, Andrew C. Bearden, Jr., Gerald P. Corgill, Wayne C. Curtis, John C. Gordon and Bruce N. Wilson. The Board has carefully evaluated the backgrounds of the members of the Nominating, Executive and Corporate Governance Committee and determined that such members qualify as “independent” as defined in the applicable Nasdaq listing standards and as defined in the committee’s charter.

Consideration of Director-Nominees

Criteria and Diversity

Criteria that are used by the Nominating, Executive and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the candidate would meet the definition of “independent” as defined by the applicable Nasdaq listing standards, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Nominating, Executive and Corporate Governance Committee continually reviews the qualifications and responsibilities of all directors in consideration of the Board’s overall responsibility to shareholders. Although neither the Board nor the Nominating, Executive and Corporate Governance Committee has a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board considers members with diverse backgrounds, including race, ethnicity, gender, education, skills and experience, with a focus on appropriate financial and other expertise relevant to the company’s business, and also considers issues of judgment, conflicts of interest, integrity, ethics and commitment to the goal of maximizing shareholder value. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment and commitment to the company’s success. For a discussion of the individual experience and qualifications of our directors, please refer to the section entitled “Proposal 1 – Election of Directors” in this Proxy Statement beginning on page 4.

Process for Identifying and Evaluating Director-Nominees

The process followed by the Nominating, Executive and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating, Executive and Corporate Governance Committee and the Board. Assuming that the appropriate biographical and background material discussed below is provided on behalf of candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee will evaluate those candidates by applying substantially the same criteria, following substantially the same process as candidates submitted by Board members.

Director-Nominees Proposed by Shareholders

The Nominating, Executive and Corporate Governance Committee will consider candidates recommended by shareholders for inclusion by the Board of Directors in the slate of nominees that the Board recommends to the shareholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director-nominees, including candidates recommended by shareholders, the Nominating, Executive and Corporate Governance Committee applies the selection criteria and follows the process described above.

Shareholders may recommend individuals for the Nominating, Executive and Corporate Governance Committee to consider as potential director candidates by submitting the following information to the Nominating, Executive and Corporate Governance Committee, c/o Corporate Secretary of United Security Bancshares, Inc., 131 West Front Street, P.O. Box 249, Thomasville, Alabama 36784:

•	The name of the recommended person;

•

All information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the shareholder making the recommendation, the name and address of such shareholder as the name and address appear on Bancshares’ books; provided, however, that if the shareholder is not a registered holder of Bancshares’ common stock, the shareholder should submit his or her name and address along with a current written statement from the registered holder; and

•	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Any such recommendation must be received at the address above not less than 120 calendar days before the date of Bancshares’ proxy statement released to shareholders in connection with the previous year’s annual meeting.

Shareholder Communications with the Board of Directors

The Board of Directors will give appropriate attention to written communications that are submitted by shareholders and will respond as the Board deems appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairperson of the Nominating, Executive and Corporate Governance Committee primarily will be responsible for monitoring communications from shareholders and providing copies or summaries of such communications to the other directors as he or she deems appropriate. Communications will be forwarded to all directors if such communications relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating, Executive and Corporate Governance Committee considers important.

Shareholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairperson of the Nominating, Executive and Corporate Governance Committee

c/o Corporate Secretary of United Security Bancshares, Inc.

131 West Front Street

P.O. Box 249

Thomasville, Alabama 36784

All written communications to Bancshares’ Board of Directors will be relayed to the Nominating, Executive and Corporate Governance Committee without being screened by management.

TRANSACTIONS WITH RELATED PERSONS

Bancshares recognizes that transactions between Bancshares or its subsidiaries and any of its directors or executive officers may present potential or actual conflicts of interest that are not in the best interests of Bancshares and its shareholders. Therefore, as a general matter and in accordance with Bancshares’ Code of Business Conduct and Ethics, Bancshares prefers to avoid such transactions. Nevertheless, there are situations where such transactions may be in, or may not be inconsistent with, the best interests of Bancshares and its shareholders. Therefore, Bancshares has adopted a written policy and procedures that require the Audit Committee to review and, if appropriate, to approve or ratify any such transactions.

Policy and Procedures Regarding Related Person Transactions

The Audit Committee’s Policy and Procedures With Respect to Related Person Transactions sets forth the process for reviewing, approving and ratifying transactions involving Bancshares and its subsidiaries and “related persons.” “Related persons” include directors and executive officers and their immediate family members and shareholders owning 5% or more of Bancshares’ outstanding common stock. It is Bancshares’ policy to approve and ratify transactions involving related persons only when the Board of Directors, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of Bancshares and its shareholders.

The procedures provide that, prior to entering into a related person transaction, management or the affected director or executive officer must bring the matter to the attention of a designated individual who will assess whether the matter should be considered by the Audit Committee. If a member of the Audit Committee is involved in the proposed transaction, he or she will be recused from all discussions and decisions about the transaction. To the extent that a related person transaction is not identified in advance, the terms of the transaction will be reviewed and evaluated by the Audit Committee. Only transactions that are in, or that are not inconsistent with, the best interests of Bancshares and its shareholders are approved or ratified by the Audit Committee.

Certain Transactions with Related Persons

Certain directors and executive officers of Bancshares and their family members were customers of, and had transactions with, First United Security in the ordinary course of business since the beginning of 2010, and additional transactions likely will take place in the ordinary course of business. All outstanding loans and commitments were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, for comparable transactions with unrelated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

EXPLANATORY NOTE – RESIGNATION OF R. TERRY PHILLIPS

Effective June 30, 2011, R. Terry Phillips resigned from the Board of Directors and as President and Chief Executive Officer of Bancshares and First United Security. In connection with the resignation of Mr. Phillips, Mr. Phillips entered into a Separation Agreement and Mutual Release with Bancshares and First United Security (the “Separation Agreement”), which agreement is described below under “Compensation Discussion and Analysis – Separation Agreement with Mr. Phillips.” Much of the disclosure contained in this Proxy Statement, specifically with respect to the compensation of our Named Executive Officers and directors in the Compensation Discussion and Analysis, Executive Compensation and Director Compensation sections, provides information for the 2010 calendar year and prior years, as required by the rules and regulations of the Securities and Exchange Commission. Some of this information speaks as of time periods preceding the resignation of Mr. Phillips. This Proxy Statement also contains information about the employment and compensation arrangements and agreements of Mr. Phillips prior to his resignation. It should be noted that all employment agreements and compensation arrangements among Mr. Phillips, Bancshares and First United Security were terminated or materially modified effective June 30, 2011 and are superseded by the agreements contained in the Separation Agreement. The changes to these agreements and arrangements are further described below under “Compensation Discussion and Analysis – Separation Agreement with Mr. Phillips.”

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

We believe that the compensation of our executive officers should link rewards to business results and shareholders’ returns. Specifically, the compensation program should attract, retain and motivate the executive officers necessary for our current and long-term success and should tie executive compensation with the performance of Bancshares.

Oversight of the Compensation Program

Our Compensation Committee oversees our compensation program and approves the compensation paid to all executive officers, including the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers (collectively, the “Named Executive Officers”) (our Named Executive Officers are identified in the 2010 Summary Compensation Table that appears in this Proxy Statement on page 21). All of the members of the Compensation Committee have been determined by the Board of Directors to qualify as “independent” under the applicable Nasdaq director independence standards. The Compensation Committee operates under a written charter, a copy of which is posted on First United Security’s website at http://www.firstusbank.com under the tabs “About Us” – “Investor Relations.”

Our Compensation Committee’s responsibilities include reviewing and approving the amount, form and terms of compensation to be paid to the Named Executive Officers and assessing and making recommendations to the Board regarding executive compensation and benefit plans and programs. The Chief Executive Officer has historically assisted the Compensation Committee with determining the amount of compensation to be paid to the other executive officers but has not participated in determining his own compensation. Our Human Resources department, which consists of employees with significant compensation experience, also assists the Compensation Committee with compensation decisions by providing support and data for the committee. The Charter of the Compensation Committee grants the committee the authority to hire outside consultants to further its objectives and assist with its responsibilities. The Compensation Committee has, in the past, engaged the services of outside consultants to assist in determining appropriate compensation programs and amounts and may, in the future, engage such consultants as the committee deems appropriate.

Compensation Objectives

Compensation is based on an individual’s job level, responsibilities and experience and company performance. We want to attract and retain, on a long-term basis, high caliber personnel and, to that end, provide a total compensation opportunity that is competitive in the banking industry, taking into account relative company size and performance as well as individual responsibilities and achievements.

Currently, the primary component of the total compensation for our Named Executive Officers is base salary. In some years, we have compensated our Named Executive Officers with a combination of base salary and cash incentives designed to be competitive, to align management’s incentives with business results of Bancshares and to reward not only company-wide performance but also the achievement of specific goals within areas under the control of the Named Executive Officers.

Base Salaries

Base salary is the main component of the Named Executive Officers’ compensation and is reviewed and approved by the Compensation Committee annually to determine whether the salary is appropriate. Each Named Executive Officer’s base salary is determined principally by the responsibilities required by the officer’s position and length of service in a position at Bancshares, as well as individual competence. In the case of the Chief Executive Officer, we further consider the performance of Bancshares, along with his overall banking experience.

At its meeting in January 2011, the Compensation Committee established the base salaries for the Named Executive Officers for 2011, with the exception of Mr. McRee, who resigned from the Bank, effective December 31, 2010. The Compensation Committee approved increases in base salaries for Mr. Steen in the amount of $3,000 and Mr. Mabowitz in the amount of $2,500.

Annual Cash Incentive Compensation

In some years, Bancshares has made awards of cash bonuses to certain employees, including certain of the Named Executive Officers, under our Incentive Earnings Program, which program links incentives to performance results of the prior year. The program is structured to motivate employees to achieve the business goals set by Bancshares and reward employees for achieving such goals. For the Named Executive Officers, awards generally have been based on three components: Bancshares’ corporate results, First United Security’s operating results and the individual employee’s performance. Under the program, awards are expressed as a percentage of an employee’s base salary. Any payments to the executives under the Incentive Earnings Program remain discretionary with the Board of Directors.

In light of the difficult conditions in the banking industry and the general economy, no criteria for cash bonuses under our Incentive Earnings Program were established by the Compensation Committee for 2010, and no cash bonuses were paid. Additionally, no criteria for cash bonuses have been established for 2011. The Compensation Committee will continue to evaluate whether the establishment of such criteria for the potential payment of cash bonuses is appropriate in future years.

Salary Continuation Agreements and Director Retirement Agreements

Salary Continuation Agreements.* In order to encourage members of our senior management, including certain of the Named Executive Officers, Messrs. Phillips and Steen, to remain employed with Bancshares, we entered into salary continuation agreements with these Named Executive Officers in September 2002. The salary continuation agreements are nonqualified deferred compensation arrangements that are designed to motivate the executive officers to remain employed with Bancshares until their retirement. While the benefit amounts vary, the same terms generally apply to all of the agreements.

The salary continuation agreements promise each executive officer a benefit that will be paid annually for fifteen years generally beginning on the later of when the executive officer reaches age 65 or when the executive officer terminates employment. The amount of the benefit was initially set in September 2002 and generally is increased by 4% each year until the executive officer attains age 65. The benefit is reduced if the executive officer retires before age 65 or terminates employment due to a disability.

The salary continuation agreements also provide a change in control benefit. We believe that it is important to protect the financial interests of our senior management in the event of a change in control. Further, we believe that the interests of Bancshares’ shareholders will be best served if the interests of our senior management are aligned with the shareholders’ interests. Providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of our shareholders. Accordingly, the salary continuation agreements provide the executive officers with certain benefits in the event of a change in control of Bancshares or a change in control of First United Security. If an executive officer is terminated following a change in control, we will pay the executive officer annually for fifteen years, beginning at age 65, an amount equal to the maximum benefit he would have been entitled to receive had he terminated employment at age 65.

*	As a result of Mr. Phillips’ resignation, effective June 30, 2011, the terms of the Salary Continuation Agreement with Mr. Phillips were materially modified pursuant to the Separation Agreement. See “Separation Agreement with Mr. Phillips” on page 19 in this Proxy Statement. The information presented in this section speaks as of dates prior to the execution and effectiveness of the Separation Agreement.

On November 20, 2008, Bancshares and First United Security entered into amendments to the salary continuation agreements for each of Messrs. Phillips and Steen, the purpose of which is to ensure that the terms of the salary continuation agreements comply with Internal Revenue Code Section 409A, promulgated under the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes significant taxes on an executive officer if he is paid deferred compensation that does not satisfy certain statutory and regulatory requirements. The salary continuation agreements are subject to Internal Revenue Code Section 409A. Consequently, in order for the executive officers to avoid potential negative tax consequences, we amended the salary continuation agreements to comply with the applicable Internal Revenue Code Section 409A requirements. The amendments to the salary continuation agreements do not materially change the scope or amount of benefits to which Messrs. Phillips and Steen are entitled but may affect the time and form of payment of such benefits. The amendments were filed as exhibits to Bancshares’ Form 10-K for the year ended December 31, 2008.

Director Retirement Agreements.* In order to encourage the members of the Board of Directors to continue to serve as directors of Bancshares, we entered into director retirement agreements in October 2002 with each director, including our employee-director, Mr. Phillips. We have not entered into director retirement agreements with our newest directors, Messrs. Bearden and McPhearson. The director retirement agreements are nonqualified deferred compensation arrangements that are designed to motivate the directors to serve on the Board until their retirement. The same terms generally apply to all of the agreements, including the agreement with Mr. Phillips.

The director retirement agreements promise each director a benefit that will be paid annually for ten years generally beginning on the later of when the director reaches age 70 or when the director terminates service as a director. The amount of the benefit was initially set at $12,000 in September 2002 and is increased by 3% each year until the director reaches age 70. The benefit is reduced if the director retires before age 70 or terminates service as a director due to a disability.

Similar to the salary continuation agreements, the director retirement agreements provide a change in control benefit. For the reasons discussed above, we believe that the interests of Bancshares’ shareholders’ interests will be best served if the interests of our directors are aligned with the shareholders’ interests. Therefore, the director retirement agreements provide that, if a director is terminated following a change in control of Bancshares or a change in control of First United Security, we will pay the director annually for ten years, beginning at age 70, an amount equal to the maximum benefit he or she would have been entitled to receive had the director terminated service as a director at age 70.

On November 20, 2008, Bancshares and First United Security entered into amendments to the director retirement agreements for each director, with the exception of our newest directors, Messrs. Bearden and McPhearson, the purpose of which is to ensure that the terms of the director retirement agreements comply with Internal Revenue Code Section 409A. Similar to the salary continuation agreements, the director retirement agreements are subject to Internal Revenue Code Section 409A. Therefore, in order for the directors to avoid potential negative tax consequences, we amended the director retirement agreements to comply with the applicable Internal Revenue Code Section 409A requirements. The amendments to the director retirement agreements do not materially change the scope or amount of benefits to which the directors are entitled but may affect the time and form of payment of such benefits. The amendments were filed as exhibits to Bancshares’ Form 10-K for the year ended December 31, 2008.

Additional details regarding these salary continuation agreements and director retirement agreements, as well as the amounts that would be payable in the event of a termination of employment and a change in control, are further discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” beginning on page 23 in this Proxy Statement.

*	As a result of Mr. Phillips’ resignation, effective June 30, 2011, Mr. Phillips’ Director Retirement Agreement was terminated pursuant to the Separation Agreement. See “Separation Agreement with Mr. Phillips” on page 19 in this Proxy Statement. The information presented in this section speaks as of dates prior to the execution and effectiveness of the Separation Agreement.

Termination and Change in Control Benefits Under Mr. Phillips’ Employment Agreement*

Mr. Phillips, the Chief Executive Officer, is the only Named Executive Officer with an employment agreement. In 1999, when Mr. Phillips was hired as the Chief Executive Officer, Bancshares, First United Security and Mr. Phillips entered into an employment agreement, which subsequently was amended and restated on January 1, 2000 and further amended on December 18, 2008 and on December 30, 2010. Details regarding the termination and change in control provisions of Mr. Phillips’ employment agreement are further discussed below under the caption, “Potential Payments Upon Termination or Change in Control,” beginning on page 23 in this Proxy Statement.

Perquisites and Other Benefits*

Other than Mr. McRee, who resigned from the Bank, effective December 31, 2010, and who currently receives no such perquisites, we provide our Named Executive Officers with limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain qualified senior management. It is our belief that perquisites for executive officers should be limited in scope and value and also should be reflective of similar perquisites provided to executive officers at other regional banks of comparable size.

Perquisites provided include a company-provided automobile. Additionally, Bancshares pays the annual premiums for a term life insurance policy with a $250,000 death benefit for Mr. Phillips. The Named Executive Officers participate in our employee benefit plans and programs on the same terms and conditions as other employees. The benefits available generally include medical and dental insurance, disability insurance and life insurance. In addition, Bancshares sponsors a 401(k) plan in which all eligible employees, including the Named Executive Officers, may participate.

Separation Agreement with Mr. Phillips

Effective June 30, 2011, R. Terry Phillips resigned from the Board of Directors and as President and Chief Executive Officer of Bancshares and First United Security. In connection with the resignation of Mr. Phillips, Mr. Phillips entered into a Separation Agreement and Mutual Release with Bancshares and First United Security, dated as of June 30, 2011 (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Phillips will receive a lump sum severance payment equal to nine months salary, including his accrued but unused vacation, totaling $281,250, title to his current company vehicle, a payment of $18,000 for premiums for health insurance coverage, the ability to continue as a participant in the company’s group health plan for three (3) years or less if Mr. Phillips obtains comparable coverage due to subsequent employment, and the option to convert his company-provided term life insurance policy to an individual policy. Additionally, Bancshares intends to further amend the Salary Continuation Agreement, dated September 20, 2002, as amended, entered into by and among Mr. Phillips, Bancshares and First United Security, to provide that Mr. Phillips will receive payments beginning at age 65 and continuing for fifteen years in the amount of $75,000 per year.

*	As a result of Mr. Phillips’ resignation, effective June 30, 2011, Mr. Phillips’ Employment Agreement was terminated pursuant to the Separation Agreement. See “Separation Agreement with Mr. Phillips” on page 19 in this Proxy Statement. The information presented in this section speaks as of dates prior to the execution and effectiveness of the Separation Agreement.
*	As a result of Mr. Phillips’ resignation, effective June 30, 2011, all perquisites and other benefits to which Mr. Phillips was previously entitled were terminated, except as set forth in the Separation Agreement. See “Separation Agreement with Mr. Phillips” on page 19 in this Proxy Statement. The information presented in this section speaks as of dates prior to the execution and effectiveness of the Separation Agreement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with Bancshares’ management. Based on the review and discussion, the Compensation Committee recommended to Bancshares’ Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report furnished by the Compensation Committee:

J. Lee McPhearson, Chairperson

Linda H. Breedlove

Gerald P. Corgill

John C. Gordon

Howard M. Whitted

EXECUTIVE COMPENSATION

2010 Summary Compensation Table

The Named Executive Officers’ compensation consists of the following elements: base salary, an annual cash incentive (in some years), retirement and other post-employment benefits and limited perquisites and other personal benefits incidental to typical business expenses (for certain of the Named Executive Officers). The following table sets forth, for the years ended December 31, 2010, 2009 and 2008, a summary of the compensation paid to or earned by the Named Executive Officers.

Based on the compensation reflected in the table below, “Salary” accounted for the following percentages of each Named Executive Officer’s total compensation for the year ended December 31, 2010: 73.4% for Mr. Phillips; 71.3% for Mr. Steen; 91.2% for Mr. Mabowitz; and 90.8% for Mr. McRee.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
R. Terry Phillips(4)	2010	$315,000	—	$74,543	$39,804	$429,347
Former President & Chief Executive Officer of Bancshares and First United Security	2009	$315,000	—	$65,522	$44,453	$424,975
	2008	$315,000	—	$57,695	$41,843	$414,538
Robert Steen	2010	$162,000	—	$44,000	$21,192	$227,192
Vice President, Treasurer, Assistant Secretary, Chief Financial Officer & Principal Accounting Officer of Bancshares and Executive Vice President & Chief Financial Officer of First United Security	2009	$156,000	—	$38,648	$19,012	$213,660
	2008	$156,000	—	$34,023	$19,600	$209,623

Eric H. Mabowitz(5)	2010	$157,500	—	—	$15,122	$172,622
Executive Vice President, Senior Lender, Branch Administrator and Director of Community Lending of First United Security	2009	$147,692	—	—	$10,832	$158,524

Alton K. McRee(5)(6)	2010	$155,250	—	—	$15,823	$171,073
Former Executive Vice President, Branch Administration & Director of Community Lending of First United Security	2009	$150,000	—	—	$9,000	$159,000

(1)

This column represents the cash bonuses earned by the Named Executive Officers under Bancshares’ Incentive Earnings Program. No bonuses were paid under the Incentive Earnings Program for 2008, 2009 or 2010. For additional information about the Incentive Earnings Program, see “Annual Cash Incentive Compensation” on page 17 in this Proxy Statement.

(2)

With the exception of Messrs. Mabowitz and McRee, this column represents the change in the present value of the accumulated benefit of the Named Executive Officer under his salary continuation agreement, and, in the case of Mr. Phillips, this column also includes the change in the present value of the accumulated benefit under his director retirement agreement. Each of the Named Executive Officers is fully vested under his salary continuation agreement. The changes in the present values of the benefits under Mr. Phillips’ salary continuation agreement and director retirement agreement in 2010 were $70,956 and $3,587, respectively; in 2009, $62,325 and $3,197, respectively; and in 2008, $54,867 and $2,828, respectively. See “Potential Payments Upon Termination or Change in Control” beginning on page 23 in this Proxy Statement for additional information regarding these agreements.

(3)	The following table describes each component in the “All Other Compensation” column.

Name	401(k) Contributions	Life Insurance Premiums	Board and Committee Fees	Automobile	Unused Vacation	Total
R. Terry Phillips	$14,700	$1,585	$18,000	$5,519	—	$39,804
Robert Steen	$13,209	—	$3,600	$1,268	$3,115	$21,192
Eric H. Mabowitz	$12,539	—	—	$2,583	—	$15,122
Alton K. McRee	$9,852	—	—	—	$5,971	$15,823

(4)

Mr. Phillips resigned from his positions of President and Chief Executive Officer of Bancshares and First United Security effective June 30, 2011. Mr. Phillips’ employment agreement (as of his resignation effective June 30, 2011) sets forth the terms of his employment, including his minimum compensation. See “Potential Payments Upon Termination or Change in Control” beginning on page 23 in this Proxy Statement for additional information about Mr. Phillips’ employment agreement.

(5)	Messrs. Mabowitz and McRee were not Named Executive Officers in 2008.

(6)	Mr. McRee resigned from his positions of Executive Vice President, Branch Administration and Director of Community Lending, effective December 31, 2010.

Pension Benefits

The following table provides information with respect to each pension plan that provides for payments to the Named Executive Officers following or in connection with retirement and includes the present value of each Named Executive Officer’s accumulated benefit as of December 2010 under the pension plan.(1)

Name	Plan Name(2)	Number of Years Credited Service	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
R. Terry Phillips	Salary Continuation Agreement	9	$626,674	0
	Director Retirement Agreement	9	$20,362	0
			$647,036
Robert Steen	Salary Continuation Agreement	9	$388,602	0

(1)

Messrs. Mabowitz and McRee (as of his resignation effective December 31, 2010) do not participate in any pension plan that provides for payments following or in connection with retirement; therefore, neither is included in this table.

(2)

These agreements provide the listed Named Executive Officer with a defined benefit at retirement. See “Potential Payments Upon Termination or Change in Control” beginning on page 23 in this Proxy Statement for additional information regarding these agreements.

(3)	This column represents the present value of the benefit under each listed Named Executive Officer’s respective agreement as of December 31, 2010.

Potential Payments Upon Termination or Change in Control

Bancshares has entered into the following agreements with Messrs. Phillips and Steen that require us to provide compensation and benefits to these Named Executive Officers in the event of a termination of employment or a change in control of Bancshares or First United Security. Bancshares has not entered into these agreements with Messrs. Mabowitz and McRee, who resigned effective December 31, 2010.

Salary Continuation Agreements*

Under the terms of each salary continuation agreement, if a Named Executive Officer terminates his employment with Bancshares or First United Security as a result of his resignation, retirement, death or disability or a change in control of Bancshares or First United Security, he is entitled to be paid an annual benefit for a term of fifteen years. Such benefit generally will begin to be paid when the Named Executive Officer reaches normal retirement age, which is defined in the plan as age 65, or when the executive officer terminates employment, whichever is later. A Named Executive Officer’s potential annual benefit is based on a set amount that is increased by 4% each year until the executive officer reaches age 65. The terms of each Named Executive Officer’s salary continuation agreement are identical with the exception of the amount of the benefit that will be paid to the executive officer. The agreements provide for benefits as follows.

Normal Retirement On or After Age 65. Upon termination of employment on or after reaching age 65, each Named Executive Officer is entitled to an annual benefit that will be paid for fifteen years beginning immediately following his termination. Specifically, the Named Executive Officers will receive the following annual retirement benefit on termination for a period of fifteen years:

Officer	Annual Benefit in the Event of Normal Retirement On or After Age 65
Phillips	$192,001
Steen	$63,961

Early Retirement Prior to Age 65. To the extent that a Named Executive Officer terminates employment prior to reaching age 65, his annual benefit is reduced based on the number of years until he reaches age 65. The early retirement benefit then is payable once the executive officer reaches age 65. For example, if the Named Executive Officers retired on December 31, 2010, they would receive the following annual early retirement benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of Early Retirement Prior to Age 65
Phillips	$134,897
Steen	$54,674

Disability. To the extent that a Named Executive Officer terminates employment due to a disability as determined by the carrier of an insurance policy covering the executive officer or by the Social Security Administration, the maximum annual benefit that would be payable is reduced based on the number of years until he reaches age 65. The disability benefit then is payable once the executive officer reaches age 65. For example, if the Named Executive Officers terminated their employment on December 31, 2010 due to a disability, they would receive the following annual disability benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit in the Event of a Disability
Phillips	$134,897
Steen	$54,674

*	As a result of Mr. Phillips’ resignation, effective June 30, 2011, the terms of the Salary Continuation Agreement with Mr. Phillips were materially modified pursuant to the Separation Agreement. See “Separation Agreement with Mr. Phillips” on page 19 in this Proxy Statement. The information presented in this section speaks as of dates prior to the execution and effectiveness of the Separation Agreement.

Change in Control. If a Named Executive Officer’s employment is terminated for any reason (other than a leave of absence) subsequent to a change in control of Bancshares or First United Security, he is entitled to receive the maximum annual benefit that would have been payable to him at age 65. The change in control benefit then is payable once the executive officer reaches age 65. For example, if the Named Executive Officers were terminated on December 31, 2010 following a change in control, they would receive the following annual change in control benefit beginning at age 65 for a period of fifteen years:

Officer	Annual Benefit Upon Termination Following a Change in Control
Phillips	$192,001
Steen	$63,961

Death. If a Named Executive Officer dies prior to receiving his salary continuation benefit, his beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at age 65 described above under “Normal Retirement On or After Age 65.” The death benefit would be payable to the executive officer’s beneficiary immediately following his death for a period of fifteen years.

Director Retirement Agreements*

Under the terms of each director retirement agreement, if a director terminates his or her service as a director with Bancshares or First United Security as a result of his or her resignation, retirement, death or disability or a change in control of Bancshares or First United Security, such director is entitled to be paid an annual benefit for a term of ten years. Such benefit generally will begin to be paid when the director reaches normal retirement age, which is defined in the plan as age 70, or when the director terminates service as a director, whichever is later. A director’s potential annual benefit is based on an amount of $12,000 that was initially set in September 2002 and is increased by 3% each year until the director reaches age 70. One of our Named Executive Officers, Mr. Phillips, is a party to a director retirement agreement. Mr. Phillips’ agreement provides for benefits as follows.

Normal Retirement On or After Age 70. Upon termination of service as a director on or after reaching age 70, Mr. Phillips is entitled to an annual benefit that will be paid for ten years immediately following his termination. Assuming Mr. Phillips continues to serve on the Board until his retirement on or after age 70, Mr. Phillips will receive an annual retirement benefit on his termination in the amount of $22,324 for a period of ten years.

Early Retirement Prior to Age 70. To the extent that Mr. Phillips terminates his service on the Board prior to reaching age 70, his annual benefit is reduced based on the number of years until he reaches age 70. The early retirement benefit then is payable once he reaches age 70. For example, if Mr. Phillips terminated his service as a director on December 31, 2010, he would receive an annual early retirement benefit beginning at age 70 in the amount of $8,107 for a period of ten years.

Disability. To the extent that Mr. Phillips no longer serves on the Board due to a disability as defined in an insurance policy covering Mr. Phillips or, if not covered by a policy, as determined by a physician approved by Bancshares and First United Security, the maximum annual benefit that would be payable is reduced based on the number of years until he reaches age 70. The disability benefit then is payable once he reaches age 70. For example, if Mr. Phillips terminated his service as a director on December 31, 2010 due to a disability, he would receive an annual disability benefit beginning at age 70 in the amount of $8,107 for a period of ten years.

*	As a result of Mr. Phillips’ resignation, effective June 30, 2011, Mr. Phillips’ Director Retirement Agreement was terminated pursuant to the Separation Agreement. See “Separation Agreement with Mr. Phillips” on page 19 in this Proxy Statement. The information presented in this section speaks as of dates prior to the execution and effectiveness of the Separation Agreement.

Change in Control. To the extent that Mr. Phillips’ service as a director is terminated for any reason (other than a leave of absence) subsequent to a change in control of Bancshares or First United Security, he is entitled to receive the maximum annual benefit that would have been payable to him at age 70. The change in control benefit then is payable once he reaches age 70. For instance, if Mr. Phillips was terminated from the Board on December 31, 2010 following a change in control, he would receive an annual change in control benefit beginning at age 70 in the amount of $22,324 for a period of ten years.

Death. If Mr. Phillips dies prior to receiving the director retirement benefit, his beneficiary generally is entitled to receive the maximum annual benefit that would have been payable at age 70 described above under “Normal Retirement On or After Age 70.” The death benefit would be payable to Mr. Phillips’ beneficiary immediately following his death for a period of ten years.

R. Terry Phillips’ Employment Agreement*

In 1999, when Mr. Phillips was hired as Chief Executive Officer and President of Bancshares and First United Security, Bancshares, First United Security and Mr. Phillips entered into an employment agreement, which subsequently was amended and restated effective January 1, 2000 and further amended on December 18, 2008 and on December 30, 2010.

The agreement’s initial term was three years, but the agreement contains automatic renewal provisions such that the remaining term of the agreement at any given time is generally three years. The agreement provides that Mr. Phillips will be paid and eligible for the following compensation, among other employee benefits: an annual base salary not less than $192,500; the opportunity to earn an annual bonus under any incentive plan and participate in any long-term incentive programs offered by Bancshares; term life insurance coverage in the amount of $250,000; and reimbursement of ordinary and reasonable expenses incurred in the performance of his duties as Chief Executive Officer and President of Bancshares and First United Security. The agreement also contains non-compete and confidentiality restrictions. Specifically, Mr. Phillips is prohibited from competing with Bancshares or First United Security for twelve months following the expiration of the agreement and from disclosing confidential and proprietary information for a period of three years after the expiration of the agreement; however, if there is a change in control of Bancshares or First United Security, these limitations do not apply. In the event that Mr. Phillips fails to satisfy these non-compete and non-disclosure obligations, Bancshares is entitled to any appropriate remedy to enforce the obligations.

Under the terms of Mr. Phillips’ employment agreement, he is entitled to certain payments and benefits if he terminates employment due to his retirement, death or involuntary termination or if his termination is related to a change in control of Bancshares or First United Security.

In the event that Mr. Phillips terminates employment due to his retirement or death, he is entitled to a pro rata share of the annual bonus he would have been entitled to receive under the Incentive Earnings Program. If Mr. Phillips terminates employment due to his disability, he is entitled to an amount equal to his base salary for six months (less any insurance proceeds that he may receive) and a pro rata share of the annual bonus he would have been entitled to receive under the Incentive Earnings Program.

If Mr. Phillips is involuntarily terminated without “cause” or Mr. Phillips terminates his employment for “good reason,” he is entitled to a lump sum cash payment immediately following his termination in the amount of three times his base salary then in effect. For example, if Mr. Phillips was terminated without “cause” or terminated his employment for “good reason” on December 31, 2010, he would have been entitled to a lump sum payment in the amount of $945,000 based on his 2010 base salary of $315,000. However, if Bancshares provides Mr. Phillips with notice of his termination or Mr. Phillips provides Bancshares with notice of his resignation on

*	As a result of Mr. Phillips’ resignation, effective June 30, 2011, Mr. Phillips’ Employment Agreement was terminated pursuant to the Separation Agreement. See “Separation Agreement with Mr. Phillips” on page 19 in this Proxy Statement. The information presented in this section speaks as of dates prior to the execution and effectiveness of the Separation Agreement.

or after a change in control or the effective date of his termination (or resignation) occurs on or after a change in control, he is entitled to a lump sum cash payment in the amount of five times his base salary then in effect. For example, if Mr. Phillips was terminated or resigned on or after a change in control that occurred on December 31, 2010, he would have been entitled to a lump sum payment in the amount of $1,575,000 based on his 2010 base salary of $315,000. In the event that there is a change in control during the period beginning with the effective date of his termination (or resignation) and ending six months later, Mr. Phillips is entitled to three times his base salary immediately following his termination and two times his base salary following the change in control. Furthermore, Mr. Phillips is permitted to continue all welfare benefits at the same cost for three years following his termination (unless he receives substantially similar benefits from a subsequent employer) and to receive the title to his company-provided automobile, including a cash amount necessary to satisfy any adverse tax consequences from receiving the automobile.

In the event that Mr. Phillips terminates employment for any reason within the thirty days following the first anniversary of a change in control, he is entitled to a lump sum cash payment in the amount of three times his base salary then in effect, all welfare benefits at the same cost for three years following his termination (unless he receives substantially similar benefits from a subsequent employer) and the title to his company-provided automobile, including a cash amount necessary to satisfy any adverse tax consequences from receiving the automobile.

Lastly, if any payment made to Mr. Phillips under his employment agreement is subject to Internal Revenue Code Section 4999’s excise tax, or any interest or penalties with respect to such excise tax, Bancshares will gross-up the amount of the payment to offset the impact of the excise tax and/or interest and penalties.

On December 18, 2008 and December 30, 2010, Bancshares and First United Security amended Mr. Phillips’ employment agreement to ensure that the terms of the agreement comply with Internal Revenue Code Section 409A. Internal Revenue Code Section 409A imposes significant taxes on an executive officer in the event that he receives deferred compensation that does not satisfy certain statutory and regulatory requirements. Among other payments and benefits, the employment agreement provides Mr. Phillips with deferred compensation in certain circumstances and, therefore, is subject to Internal Revenue Code Section 409A. In order for Mr. Phillips to avoid potential negative tax consequences, the employment agreement was amended to comply with the applicable Internal Revenue Code Section 409A requirements. The amendments do not materially change the scope or amount of benefits to which Mr. Phillips is entitled but may affect the time and form of payment of such benefits. The amendments were filed under Item 5.02(e) to Bancshares’ Current Report on Form 8-K on December 23, 2008 and as an exhibit to Bancshares’ Form 10-K for the year ended December 31, 2010, as amended, respectively.

DIRECTOR COMPENSATION

Bancshares uses cash compensation to attract and retain qualified candidates to serve on the Board of Directors. In establishing director compensation, Bancshares considers the significant amount of time that directors expend in fulfilling their duties to Bancshares as well as the skill level required by Bancshares of members of the Board.

Fees

The directors of Bancshares receive $600 per month for service as directors and $500 per board meeting attended. The Chairperson of the Board receives an additional $750 per month; the Secretary receives $450 per month; and the Treasurer and Investment Officer each receive $300 per month for service in their respective capacities. Non-employee committee members receive $250 per committee meeting attended, and the Chairpersons of the Audit Committee, the Compensation Committee and the Nominating, Executive and Corporate Governance Committee each receive an additional $150 per meeting attended. Directors are reimbursed for reasonable travel expenses incurred in the performance of their duties.

All of the directors of Bancshares also serve as the directors of First United Security, and they receive $400 per month for this service to First United Security. The non-employee directors of First United Security’s subsidiary, Acceptance Loan Company (“ALC”), each receive $250 per meeting attended, with the exception of the Chairperson, who receives an additional $150 per meeting attended. The non-employee members of the Board of Directors of ALC include Bruce N. Wilson, Chairperson, Dan R. Barlow, James C. Stanley and Howard M. Whitted. The non-employee directors of First United Security’s subsidiary, FUSB Reinsurance, Inc., receive $250 per meeting attended. The non-employee members of the Board of Directors of FUSB Reinsurance, Inc. are Linda H. Breedlove, Chairperson, Jack W. Meigs and Bruce N. Wilson.

Director Retirement Agreements

Bancshares has entered into retirement agreements with all of the directors of Bancshares, with the exception of Messrs. Bearden and McPhearson. Under the terms of each retirement agreement, if a director terminates his or her service as a director with Bancshares or First United Security as a result of his or her resignation, retirement, death or disability or a change in control of Bancshares or First United Security, the director is entitled to an annual benefit for a term of ten years. The amount of the benefit depends on the reason for the director’s termination of service and the number of years served as a director. See “Salary Continuation Agreements and Director Retirement Agreements” beginning on page 17 in this Proxy Statement under “Compensation Discussion and Analysis” and “Potential Payments Upon Termination or Change in Control” beginning on page 23 in this Proxy Statement for additional information regarding these agreements.

Deferral Plan

The United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan allows a non-employee director to defer up to 100% of his or her director fees. Each non-employee director who defers his or her fees through the plan has the option of investing the deferred amounts either in the form of share units or cash. If the deferred amounts are invested in share units, the return is determined as if such funds had been invested in Bancshares’ common stock, and, if the deferred amounts are invested in cash, the return is calculated at an interest rate equal to the 30-Day London Interbank Offered Rate (LIBOR) plus 75 basis points. Deferred amounts generally are distributed to a director at the termination of such individual’s service as a director of Bancshares, either in a lump sum payment or in annual installment payments. The following directors defer all or a portion of their director fees under the plan: Andrew C. Bearden, Jr. (as of January 1, 2010), Linda H. Breedlove, Wayne C. Curtis, John C. Gordon, William G. Harrison (as of January 1, 2009), Hardie B. Kimbrough, Howard M. Whitted and Bruce N. Wilson.

2010 Director Compensation Table

The following table provides information regarding compensation earned or paid to Bancshares’ non-employee directors in 2010.

Name(1)	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Dan R. Barlow	$21,500	$17,244	$36,000	$74,744
Andrew C. Bearden, Jr.(4)	$22,500	—	$91	$22,591
Linda H. Breedlove(4)	$20,000	$12,313	—	$32,313
Gerald P. Corgill	$23,500	$18,037	—	$41,537
Wayne C. Curtis(4)	$24,750	$4,145	$2,749	$31,644
John C. Gordon(4)	$24,750	$2,498	—	$27,248
William G. Harrison(4)	$20,750	$8,887	$183	$29,820
Hardie B. Kimbrough(4)	$31,850	$3,043	$400	$35,293
J. Lee McPhearson	$22,450	—	$1,362	$23,812
Jack W. Meigs	$21,000	$2,449	$1,365	$24,814
James C. Stanley	$19,500	$3,262	—	$22,762
Howard M. Whitted(4)	$22,750	$10,489	$3,147	$36,386
Bruce N. Wilson(4)	$19,700	$3,450	—	$23,150

(1)	Compensation information for Mr. Phillips is set forth above in the “2010 Summary Compensation Table” on page 21 in this Proxy Statement.

(2)

This column represents the change in the present value of a director’s accumulated benefit under a director retirement agreement. See “Potential Payments Upon Termination or Change in Control” beginning on page 23 in this Proxy Statement for additional information regarding these agreements.

(3)

This column reflects reimbursements for mileage and related expenses paid to certain directors. Directors who must travel outside their county of residence to attend any meeting are reimbursed for mileage. For Mr. Barlow, this column also includes amounts paid to him under his salary continuation agreement. While serving as an executive officer of Bancshares and First United Security, Mr. Barlow entered into a salary continuation agreement under which he is entitled to receive an annual benefit in the amount of $36,000 that will be paid for fifteen years. The payments began in 2007 after Mr. Barlow reached age 65 and terminated employment with Bancshares and First United Security.

(4)

These directors defer all or a portion of their director fees under the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan. Mr. Harrison began participating in the deferral plan as of January 1, 2009, and Mr. Bearden began participating in the deferral plan as of January 1, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of J. Lee McPhearson, Chairperson, Linda H. Breedlove, Gerald P. Corgill, John C. Gordon and Howard M. Whitted. Pursuant to the Compensation Committee’s charter, the Chief Executive Officer and President of Bancshares is permitted to be present at meetings during which executive compensation other than for himself is under review and consideration. No member of the Compensation Committee during 2010 was an executive officer of another company with a board of directors that has a comparable committee on which one of our executive officers serves.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 22, 2011, no person was known to management to be the beneficial owner of more than 5% of Bancshares’ outstanding common stock. The following table sets forth the number and percentage of outstanding shares of Bancshares’ common stock beneficially owned as of June 22, 2011, by (i) the Named Executive Officers; (ii) each director and director-nominee of Bancshares; and (iii) all current executive officers and directors of Bancshares as a group.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	PERCENT OF CLASS
Dan R. Barlow(2)	16,982	*
Andrew C. Bearden, Jr.(3)	6,987	*
Linda H. Breedlove(4)	7,595	*
Gerald P. Corgill(5)	154,936	2.57%
Wayne C. Curtis(6)	3,750	*
John C. Gordon(7)	155,853	2.58%
William G. Harrison(8)	56,086	*
Hardie B. Kimbrough(9)	68,508	1.14%
Eric H. Mabowitz(10)	1,851	*
J. Daniel Matheson, III(11)	4,387	*
J. Lee McPhearson	3,500	*
Alton K. McRee(12)	2,152	*
Jack W. Meigs(13)	764	*
Craig B. Nelson	—	*
R. Terry Phillips(14)	14,337	*
James C. Stanley(15)	10,000	*
Robert Steen(16)	10,445	*
Howard M. Whitted(17)	13,514	*
Bruce N. Wilson(18)	11,152	*
All current directors and executive officers as a group (18 persons)	540,647	8.95%

*	Represents less than 1% of the outstanding shares.
(1)

Unless otherwise indicated, the named person has sole voting and sole investment power for the shares indicated. “Percent of class” is based on 6,031,792 shares of Bancshares’ common stock outstanding as of June 22, 2011 and 11,533 shares of common stock equivalents held in the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan that may be acquired by certain directors within 60 days of June 22, 2011. For each individual included in the table above, “Percent of Class” is calculated by dividing the number of shares beneficially owned by such person by the sum of (i) 6,031,792 shares of common stock outstanding as of June 22, 2011 and (ii) the number of additional shares of common stock that such person has the right to acquire within 60 days of June 22, 2011, if any. For “All current directors and executive officers as a group,” “Percent of Class” is calculated by dividing the total number of shares beneficially owned by all 18 persons by the sum of (i) the total number of shares outstanding as of June 22, 2011 and (ii) the total number of shares that the members of the group have the right to acquire within 60 days of June 22, 2011. The percentages in this table have been rounded to the nearest hundredth. Bancshares currently has 10,000,000 shares of common stock, par value $0.01 per share, authorized for issuance.

(2)	Includes 548 shares owned by Mr. Barlow’s spouse, with respect to which Mr. Barlow disclaims beneficial ownership.

(3)

Includes 528 shares owned by Mr. Bearden’s spouse, with respect to which Mr. Bearden disclaims beneficial ownership. Also includes 159 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Bearden may acquire beneficial ownership within 60 days.

(4)

Includes 597 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Ms. Breedlove may acquire beneficial ownership within 60 days.

(5)

Includes 103,572 shares owned by Mr. Corgill’s spouse, with respect to which Mr. Corgill disclaims beneficial ownership. Also includes 4,124 shares owned by Dozier Hardware Company, Inc., of which Mr. Corgill is President, and 7,240 shares owned by the Dozier Hardware Company, Inc. Profit Sharing Plan & Trust.

(6)

Includes 1,787 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Dr. Curtis may acquire beneficial ownership within 60 days.

(7)

Includes 10,560 shares held jointly with Mr. Gordon’s spouse. Also includes 240 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Gordon may acquire beneficial ownership within 60 days.

(8)	Includes 264 shares held jointly with Mr. Harrison’s spouse.

(9)

Includes 280 shares held jointly with Mr. Kimbrough’s spouse. Also includes 29,994 shares owned by Mr. Kimbrough’s spouse, with respect to which Mr. Kimbrough disclaims beneficial ownership. Also includes 2,348 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Kimbrough may acquire beneficial ownership within 60 days.

(10)	Shares are held in the 401(k) Plan.

(11)	Includes 2,887 shares held in the 401(k) Plan.

(12)

Shares are held in the 401(k) Plan. Because Mr. McRee is not currently an executive officer or director of Bancshares, his shares are not included in the calculation of the ownership of “All current directors and executive officers as a group.”

(13)	Includes 414 shares held jointly with Mr. Meigs’ wife. Also includes 150 shares owned by Mr. Meigs’ two sons, with Mr. Meigs as custodian under the Uniform Gifts to Minors Act of Alabama.

(14)

Includes 11,826 shares held in the 401(k) Plan. Also includes 100 shares held jointly with Mr. Phillips’ spouse. Mr. Phillips resigned as President and Chief Executive Officer and as a director of Bancshares and First United Security effective June 30, 2011.

(15)	Includes 9,600 shares held by the James C. Stanley Trust, of which Dr. Stanley is the Trustee. As previously noted, Dr. Stanley is not standing for re-election to the Board at the Annual Meeting.

(16)	Includes 6,260 shares held in the 401(k) Plan. Also includes 4,185 shares held jointly with Mr. Steen’s spouse.

(17)

Includes 5,942 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Whitted may acquire beneficial ownership within 60 days.

(18)

Includes 544 shares held jointly with Mr. Wilson’s spouse. Also includes 200 shares owned by Mr. Wilson’s two children, with Mr. Wilson as custodian under the Uniform Gifts to Minors Act of Alabama. Also includes 460 shares of common stock equivalents held pursuant to the United Security Bancshares, Inc. Non-Employee Directors’ Deferred Compensation Plan, with respect to which Mr. Wilson may acquire beneficial ownership within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of Bancshares and persons who own more than 10% of a registered class of Bancshares’ equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock of Bancshares. Directors, executive officers and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish Bancshares with copies of all Section 16(a) reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Bancshares and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) reports applicable to its directors, executive officers and greater than 10% beneficial owners were filed timely.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of five directors who are independent directors as defined under the applicable Nasdaq listing standards and the Securities and Exchange Commission rules currently in effect.

The Audit Committee hereby submits the following report:

•	We have reviewed and discussed with management Bancshares’ audited financial statements as of, and for, the year ended December 31, 2010, as amended.

•

We have discussed with the independent auditors, Carr, Riggs & Ingram, LLC, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

We have received the written disclosures and the letter from the independent auditors, Carr, Riggs & Ingram, LLC, required by applicable requirements of the Public Company Accounting Oversight Board regarding Carr, Riggs & Ingram, LLC’s communications with the audit committee concerning independence and have discussed with Carr, Riggs & Ingram, LLC their independence. We concluded that the provision of non-financial audit services was compatible with Carr, Riggs & Ingram, LLC’s independence in performing financial audit services.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Bancshares’ Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010.

It should be noted that management is responsible for Bancshares’ financial reporting process, including its system of internal controls, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Bancshares’ independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review this process. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

This report furnished by the Audit Committee:

Wayne C. Curtis, Chairperson

Andrew C. Bearden, Jr.

Hardie B. Kimbrough

William G. Harrison

Jack W. Meigs

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the direction of the Audit Committee, the ratification of the appointment of Carr, Riggs & Ingram, LLC (“Carr, Riggs”) as Bancshares’ independent registered public accountants for the year ending December 31, 2011 is being presented to the shareholders for approval at the Annual Meeting. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Carr, Riggs to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

General

The Audit Committee has approved the engagement of Carr, Riggs as Bancshares’ independent registered public accountants for the year ending December 31, 2011. Carr, Riggs has served as Bancshares’ principal accountants since the dismissal of Bancshares’ prior independent public accountants in August 13, 2008.

A representative from Carr, Riggs is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Pre-Approval Policies and Procedures

The Audit Committee of the Board of Directors has adopted policies and procedures for the pre-approval of audit and permissible non-audit services performed by the independent auditor. Pursuant to these policies and procedures, the Audit Committee generally is required to pre-approve the audit and permissible non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, the service will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. On an annual basis, the Audit Committee may pre-approve specific services that are expected to be provided to Bancshares by the independent auditor during the following twelve months.

Audit and Other Service Fees

The following table sets forth the aggregate fees billed to Bancshares for the audit and other services provided by Carr, Riggs for 2010 and 2009.

	2010	2009
Audit Fees	$288,200	$243,000
Audit-Related Fees	$22,500	$22,370
Tax Fees	$21,000	$21,000
All Other Fees	$0	$0

Audit Fees

Audit fees were for professional services rendered relating to the audit of Bancshares’ annual financial statements, the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act and the review of financial statements included in Bancshares’ Forms 10-Q.

Audit-Related Fees

Audit-related fees were for professional services rendered that are reasonably related to the performance of the audit or review of Bancshares’ financial statements and are not reported under “Audit Fees.” These fees represent the aggregate fees billed for services relating to employee benefit plan audits and potential business acquisitions. All of these services were pre-approved by the Audit Committee.

Tax Fees

Tax fees represent the fees billed for services relating to tax compliance, tax advice and tax planning.

All Other Fees

Other than the services reported in the categories described above, no other fees were billed for each of the last two fiscal years by Carr, Riggs.

Vote Required; Board Recommendation

The affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on this matter is needed to ratify the appointment of Carr, Riggs as Bancshares’ independent registered public accountants for the year ending December 31, 2011. Unless instructed to the contrary, the shares represented by proxy will be voted FOR this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF CARR, RIGGS AS BANCSHARES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that companies provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of their named executives officers in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Although Bancshares, due to its current status as a “smaller reporting company,” is not yet subject to the rules requiring this advisory vote, the Board has nonetheless elected to include this proposal to solicit our shareholders’ feedback on our current executive compensation program.

As described in detail under the heading “Compensation Discussion and Analysis,” we believe that the compensation of our executive officers should link rewards to business results and shareholders’ returns. We believe that our compensation program should attract, retain and motivate the executive officers necessary for our current and long-term success and should tie executive compensation with the performance of Bancshares.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on Bancshares, our Board of Directors or the Compensation Committee of the Board of Directors. To the extent that there is any significant vote against our Named Executive Officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

The affirmative vote of a majority of the shares represented at the Annual Meeting in person or by proxy and entitled to vote on this matter is required for the adoption of this Proposal, the results of which will be non-binding and advisory in nature.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that Bancshares’ shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Bancshares’ Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executive Officers, as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. Similar to Proposal 3, Bancshares is not currently required to seek this advisory vote based on the company’s status as a “smaller reporting company.” However, the Board has nonetheless determined to include this proposal for consideration by our shareholders at the Annual Meeting.

By voting with respect to this Proposal 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on Bancshares’ executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with Bancshares’ efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

We recognize that shareholders may have different views as to the best approach for Bancshares; therefore, we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on Bancshares or our Board of Directors in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and Bancshares to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the advisory vote on compensation every one, two or three years, or abstaining); therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If any shareholder wishes to present a proposal to be included in the proxy materials for Bancshares’ 2012 Annual Meeting of Shareholders, the shareholder must comply with applicable securities regulations, including providing adequate notice to Bancshares. Such proposals must be received at Bancshares’ executive offices on or before December 13, 2011 in order to be considered for inclusion in Bancshares’ proxy materials relating to such meeting.

A shareholder must notify Bancshares before February 26, 2012 of a proposal for the 2012 Annual Meeting of Shareholders that the shareholder intends to present other than by inclusion in Bancshares’ proxy materials. If Bancshares does not receive such notice prior to February 26, 2012, proxies solicited by the Board of Directors of Bancshares will be deemed to have conferred discretionary authority to vote upon any such matter.

Any proposal must be submitted in writing, by certified mail-return receipt requested, to the following address:

Beverly J. Dozier, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

OTHER MATTERS

We do not know of any matters to be presented for action at the Annual Meeting other than those set forth in the notice of the Annual Meeting and discussed in this Proxy Statement.

Bancshares will furnish to shareholders without charge, upon written request, a copy of Bancshares’ Annual Report on Form 10-K, as amended, including the accompanying financial statements and schedules, required to be filed with the Securities and Exchange Commission for the year ended December 31, 2010. Copies of the exhibits to the Form 10-K, as amended, also will be available upon payment of a reasonable fee for copying charges. Requests should be made to:

Beverly J. Dozier, Secretary

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

Please sign and date the enclosed proxy and return it by facsimile to (334) 636-9606 or by mail in the accompanying envelope as promptly as possible. You may revoke the proxy by giving written notice of revocation to the Secretary of Bancshares at any time prior to the voting thereof, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

REVOCABLE PROXY

UNITED SECURITY BANCSHARES, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

SOLICITED BY THE BOARD OF DIRECTORS

UNITED SECURITY BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

August 9, 2011

The undersigned hereby appoints Hardie B. Kimbrough and Robert Steen, and each of them, as proxies for the undersigned, or such other persons as the Board of Directors of United Security Bancshares, Inc. (“Bancshares”) may designate, with full power of substitution, to represent and act for and in the name and stead of the undersigned and to vote all of the shares of Common Stock of Bancshares that the undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders of Bancshares to be held on August 9, 2011 and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR all nominees.
	For	With- hold	For All Except
1. The election of all of the nominees listed below to serve as directors until the 2012 Annual Meeting of Shareholders or until their successors shall be elected and qualified.	☐	☐	☐

NOMINEES:

Dan R. Barlow	William G. Harrison
Andrew C. Bearden, Jr.	Hardie B. Kimbrough
Linda H. Breedlove	J. Lee McPhearson
Gerald P. Corgill	Jack W. Meigs
Wayne C. Curtis	Howard M. Whitted
John C. Gordon	Bruce N. Wilson

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except,” and write that nominee’s name in the space provided below.

The Board of Directors recommends a vote FOR the ratification of independent registered public accountants.
	For	Against	Abstain
2. The ratification of the appointment of Carr, Riggs & Ingram, LLC as independent registered public accountants for the year ending December 31, 2011.	☐	☐	☐

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.
	For	Against	Abstain
3. The non-binding advisory vote on the compensation of Bancshares’ named executive officers.	☐	☐	☐

The Board of Directors recommends a vote for the option of ONCE EVERY YEAR as the preferred frequency for advisory votes on executive compensation.
	Once Every Year	Once Every Two Years	Once Every Three Years	Abstain
4. The non-binding advisory vote on the frequency of future executive compensation advisory votes.	☐	☐	☐	☐

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN BY THE SHAREHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND THE OPTION OF AN ANNUAL NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF BANCSHARES’ NAMED EXECUTIVE OFFICERS (PROPOSAL 4).

Please sign exactly as name appears herein, and date this proxy in the space provided.		Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided or fax to (334) 636-9606.

UNITED SECURITY BANCSHARES, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL OR FAX YOUR PROXY TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW, AND RETURN THIS PORTION WITH THE PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 9, 2011: BANCSHARES’ PROXY STATEMENT AND AMENDED AND RESTATED 2010 ANNUAL REPORT ARE AVAILABLE AT http://www.cfpproxy.com/4328.